AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 27, 2013

Registration Statement No. 333-06197

Registration Statement No. 333-106339

Registration Statement No. 333-143727

Registration Statement No. 333-167781

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-06197

Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. 333-106339

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-143727

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-167781

UNDER

THE SECURITIES ACT OF 1933

SMITHFIELD FOODS, INC.

(Exact name of registrant as specified in its charter)

Virginia	52-0845861
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

200 Commerce Street

Smithfield, VA 23430

(757) 365-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael H. Cole, Esq.

Vice President, Chief Legal Officer and Secretary

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, VA 23430

(757) 365-3030

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jane Whitt Sellers, Esq.

McGuireWoods LLP

901 E. Cary Street

Richmond, Virginia 23219

(804) 775-1054

Not applicable.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

This Post-Effective Amendment to the Registration Statements on Form S-3 listed above shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c) of the Securities Act of 1933, as amended, may determine.

EXPLANATORY NOTE

On September 26, 2013, pursuant to an Agreement and Plan of Merger, dated as of May 28, 2013, by and among Smithfield Foods, Inc., a Virginia corporation (the “Company”), Shuanghui International Holdings Limited, a corporation formed under the laws of the Cayman Islands (“Parent”), and Sun Merger Sub, Inc., a Virginia corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements on Form S-3 (File Nos. 333-06197, 333-106339, 333-143727 and 333-167781), each as amended (as applicable) (the “Registration Statements”). In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

This Post-Effective Amendment to the Registration Statements is being filed solely for the purpose of deregistering any and all securities previously registered under the Registration Statements that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Williamsburg, Commonwealth of Virginia, on September 26, 2013.

SMITHFIELD FOODS, INC.

By:	/s/ C. Larry Pope
C. Larry Pope
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Wan Long Wan Long	Chairman of the Board and Director	September 26, 2013

/s/ C. Larry Pope C. Larry Pope	President, Chief Executive Officer and Director (Principal Executive Officer)	September 26, 2013

/s/ Robert W. Manly, IV Robert W. Manly, IV	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 26, 2013

/s/ Kenneth M. Sullivan Kenneth M. Sullivan	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	September 26, 2013

/s/ Yang Zhijun Yang Zhijun	Director	September 26, 2013

/s/ Jiao Shuge Jiao Shuge	Director	September 26, 2013